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                                                                Exhibit 10.3



                            TAX ALLOCATION AGREEMENT
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     THIS TAX ALLOCATION AGREEMENT is made as of November 26, 1996 between
Thermo Electron Corporation, a Delaware corporation ("Thermo Electron") and Metrika Systems Corporation, a Delaware corporation ("Metrika").

                              PRELIMINARY STATEMENT
                              ---------------------

     Thermo Electron is the parent of an affiliated group of corporations (including Metrika) within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     Thermo Electron owns over 80% of the issued and outstanding shares of voting common stock of Thermo Instrument Systems Inc. which in turn owns over 80% of the issued and outstanding shares of voting common stock of Metrika, the only class of stock Metrika is authorized to issue. Metrika is required to file consolidated federal income tax returns with Thermo Electron.

     Thermo Electron as the common parent of an affiliated group of corporations and Metrika recognize that any one of them that sustains a net operating loss or otherwise generates beneficial tax attributes for a taxable period may be deprived of such benefits when offset in that or other periods against income or tax liabilities of the others.

                                   AGREEMENTS
                                   ----------

     IT IS MUTUALLY agreed by the parties hereto as follows:

     1. DEFINITIONS AND CONSTRUCTION.
        -----------------------------

        1.1 The Term "Thermo Electron Group" means the group of corporations of which Thermo Electron is common parent and with which Thermo Electron files a consolidated federal income tax return, excluding Metrika and subsidiaries of Metrika that may exist now or in the future. For purposes of this Agreement, the Thermo Electron Group shall be treated as a single corporate entity. The Thermo Electron Group and Metrika and its subsidiaries, respectively, are sometimes herein referred to collectively as the "Two Companies" or the "Companies." The term "Deficit Company" means either one of the Companies that has an ordinary loss, capital loss, special deduction or tax credit arising in a consolidated return year, or in a prior separate return year, that is utilized to a greater extent in the then current consolidated federal income tax return than would have been the case if the Company had filed a separate federal income tax return for the year. This Agreement anticipates that Thermo Electron will set aside and retain certain sums calculated as provided herein. All reference to Thermo Electron paying sums to itself pursuant to this Agreement shall be satisfied by Thermo Electron setting aside sums in respect of the obligations established under this Agreement.


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        1.2 The paragraph titles used herein are for convenience of reference only and will not be considered in the interpretation or construction of any of the provisions hereof. Words may be construed in the singular or the plural as the context requires.

     2. TAX RETURNS.
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        2.1 FEDERAL TAX RETURNS. Thermo Electron as the common parent will prepare and file or cause to be prepared and filed federal and state income tax returns on a consolidated basis, for the Thermo Electron Group and Metrika and its subsidiaries for all fiscal periods as to which a consolidated return is appropriate in accordance with the terms of this Agreement.

        2.2 STATE TAX RETURNS. Thermo Electron as the common parent will prepare and file or cause to be filed state income tax returns on a combined, consolidated, unitary, or other method that Thermo Electron believes will result in a lower overall tax liability to the Two Companies. Metrika will reimburse Thermo Electron for its portion of the tax. Such reimbursement will be the tax Metrika would have paid on a separate return basis, but only if it was required to file a return in that state.

     3. TIME OF PAYMENT OF FEDERAL OBLIGATIONS TO THERMO ELECTRON. The obligations of the Companies for Federal income tax payments will be determined and paid as follows:

        (a) Not later than the 15th day after the end of the fourth, sixth, ninth and twelfth months of each consolidated taxable year of Thermo Electron, Thermo Electron will make a reasonable determination (consistent with the provisions of Section 6655 of the Code) of the separate federal income tax liability that each Company would be required to pay as estimated payments on a separate return basis for that period. Each Company shall pay to Thermo Electron the amount of such liability within ten days.

        (b) After the end of Thermo Electron's fourth accounting quarter and before the 15th day of the third month thereafter, each Company will promptly pay to Thermo Electron the entire amounts estimated to be due and payable under such Company's federal income tax return as if filed on a separate return basis, less all amounts previously paid with respect to that year pursuant to subparagraph (a) of this Paragraph 3.

        (c) If upon the filing of the consolidated income tax return, a revised calculation is made in the manner set forth in subparagraph (b) of this Paragraph 3, and it is determined that either Company has paid to Thermo Electron with respect to the consolidated taxable year an amount greater than that required by Paragraph 3(b), then that excess will be promptly paid by Thermo Electron to that Company.

     4. TAX OBLIGATIONS OF THERMO ELECTRON. Thermo Electron will pay the consolidated tax liabilities of the Companies arising from filing a consolidated federal tax return.

     5. PAYMENT OF FUNDS BY THERMO ELECTRON. If in any year Metrika incurs a loss or generates tax credits or similar tax benefits (a "tax benefit item"), Thermo Electron shall pay to


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Metrika a sum equal to the amount of benefit realized by Thermo Electron that is attributable to the Metrika tax benefit item; payments due to Metrika from Thermo Electron under this section shall be made upon the earlier of (1) the year in which Metrika would have obtained a tax benefit from the tax benefit item if Metrika had in all years filed a separate federal income tax return or
(2) the year in which any applicable carry-forward period with respect to the tax benefit item expires; provided that payments under this section shall be made first by being taken into account in determining amounts payable to Metrika under Section 3, and any remaining amount due to Metrika shall be paid by Thermo Electron to Metrika at the times set forth for payments by Metrika under
Section 3.

     6. CHANGES IN PRIOR YEAR'S TAX LIABILITIES. In the event that the consolidated tax liability or the separate tax liability referred to in Paragraphs 3 and 5 hereof for any year for which a consolidated tax return for the two Companies was filed is or would be increased or decreased by reason of filing an amended return or returns (including carry-back claims), or by reason of the examination of the returns by the Internal Revenue Service, the amounts due Thermo Electron for payment of taxes under Paragraph 3 hereof, and the amount to be paid to Thermo Electron for allocation to Metrika under Paragraph 5 hereof for each year will be recomputed by Thermo Electron to reflect the adjustments to taxable income and tax credits for the taxable year and interest or penalties, if any. In accordance with those recomputations, additional sums will be paid by the Companies to Thermo Electron or paid by Thermo Electron to the Companies regardless of whether a member has become a Departing Member (as defined in Paragraph 8 hereof) subsequent to the taxable year of recomputation.

     7. NEW MEMBERS. The Companies agree that if, subsequent to the execution of this Agreement, Thermo Electron becomes the Parent, as that term is used in
Section 1504 of the Code, of one or more subsidiary corporations, in addition to Metrika, then each newly acquired subsidiary corporation may become a separate party to this Agreement by consenting in writing to be bound by its provisions, effective immediately upon its delivery to Thermo Electron, but the income, deductions and tax credits of the newly acquired subsidiary corporations will first be included in the consolidated federal income tax return as required by the Code.

     8. DEPARTING MEMBERS.
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        8.1 The term "Departing Members," as used herein, will mean a Company that is no longer permitted under the Code to be included in the consolidated federal income tax return.

        8.2 In applying this Agreement to a Departing Member for the final taxable year in which its income, deductions, and tax credits are required to be included in the consolidated federal income tax return: (i) the amount required to be paid by a Departing Member under the provisions of Paragraph 3 hereof and
(ii) the amount that the Departing Member is entitled to receive under the provisions of Paragraph 5 hereof, will be determined by taking into account the income, deductions and tax credits of the Departing Member only for the fractional part of such year as the Departing Member was a member of the consolidated group and included in the consolidated federal income tax return.


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        8.3 After the filing of the consolidated federal income tax return for the last taxable year that the Departing Member was included therein, the Departing Member will be informed of the amount of consolidated carry-overs as of the end of the taxable year or period which are attributable to the Departing Member, as provided by Treasury Regulations Section 1.1502-79 or otherwise, including the agreement of the parties.

     9. DETERMINATION OF SUMS DUE FROM AND PAYABLE TO MEMBERS. Thermo Electron will determine the sums due from and payable to the Companies under the provisions of this Agreement (including the determination for purposes of Paragraph 6 hereof). The Companies agree to provide Thermo Electron with such information as may reasonably be necessary to make these determinations. Issues arising in the course of the determinations that are not expressly provided for in this agreement will be resolved in an equitable manner.

     10. TAX CONTROVERSIES. If a consolidated federal income tax return for any taxable year during which this Agreement is in effect is examined by the Internal Revenue Service, the examination, as well as any other matters relating to that tax return, including any tax litigation, will be handled solely by Thermo Electron. Metrika will cooperate with Thermo Electron and to this end will execute protests, petitions, and any other documents as Thermo Electron determines to be necessary or appropriate. The cost and expense of Thermo Electron's handling of a tax controversy, including legal and accounting fees, will be allocated to and paid by the Company to whom the tax controversy relates. If the tax controversy relates to both Companies, the cost and expense will be allocated between the Companies in the proportion that each Company's potential additional tax liability bears to the total potential additional tax liability of both Companies (determined in accordance with Paragraph 6 hereto and assuming that the tax controversy is resolved in favor of the Internal Revenue Service) for the taxable year on issue. If the tax controversy encompasses more than one taxable year, Thermo Electron will first allocate the cost and expense to each taxable year in the proportion that the potential additional tax liability for each taxable year bears to the total potential additional tax liability for the taxable years in issue.

     11. EFFECTIVE DATE. This Agreement shall be effective beginning as of the date of this Agreement, and will continue on a year-to-year basis thereafter with respect to Metrika for so long as Metrika is permitted to file a consolidated federal income tax return with Thermo Electron.

     12. STATE TAXES. The two Companies will jointly file any state tax return on a combined, consolidated, unitary, or other method that Thermo Electron determines results in a lower overall tax liability to the Two Companies. In the event that said state tax returns shall be filed, the provisions of Sections 1-11 hereof shall apply, MUTATIS MUTANDIS (the necessary changes being made) to the allocation, preparation, filing and payment related to such state taxes and tax returns provided, however, that any benefit realized by the filing of the combined, consolidated or unitary return will remain with Thermo Electron.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                       THERMO ELECTRON CORPORATION



                                       By:
                                          ---------------------------------
                                       Title:
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                                       METRIKA SYSTEMS CORPORATION



                                       By:
                                          ---------------------------------

                                       Title:
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